Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the
Disclosure Controls as of a date
within 90 days of the Filing Date,
the Disclosure Controls are
effectively designed to ensure
that information required to
be disclosed by the Fund in the
Report is recorded, processed,
summarized and reported by the
Filing Date, including ensuring
that information required to be
disclosed in the Report is
accumulated and communicated to
the Fund's management, including
the Fund Officers, as appropriate
to allow timely decisions regarding
required disclosure

(ii) There were no significant changes
in the Fund's internal controls
or in other factors that could
significantly affect these controls
subsequent to the date of their
evaluation, and there were no
corrective actions with regard to
significant deficiencies and
material weaknesses.

(iii) Certification of principal
executive officer (see attached).
Certification of principal financial
officer (see attached).